UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Zogenix, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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12400 High Bluff Drive, Suite 650

San Diego, California 92130

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of Zogenix, Inc. will be held at the San Diego Marriott Del Mar, located at 11966 El Camino Real, San Diego, California 92130 on June 18, 2013 at 8:30 a.m., local time, for the following purposes:

1.	To elect two (2) directors for a three-year term to expire at the 2016 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on April 22, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Roger L. Hawley Chief Executive Officer and Director

San Diego, California

April 26, 2013

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

12400 High Bluff Drive, Suite 650

San Diego, California 92130

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 18, 2013

The board of directors of Zogenix, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on June 18, 2013 at 8:30 a.m., local time, at the San Diego Marriott Del Mar, located at 11966 El Camino Real, San Diego, California 92130. If you need directions to the location of the annual meeting, please contact us at (858) 259-1165.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 18, 2013.

This proxy statement and our annual report are available electronically at http://www.astproxyportal.com/ast/40052.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2013 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about May 16, 2013 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 22, 2013 are entitled to vote at the annual meeting. On this record date, there were 100,808,601 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: To elect two (2) directors:

•	Roger L. Hawley and

•	Erle T. Mast

Mr. Kurt C. Wheeler is not standing for re-election.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2013.

How many votes do I have?

Each share of our common stock that you own as of April 22, 2013 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

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By Mail: You may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

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Via the Internet: You may vote at www.voteproxy.com, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on June 17, 2013.

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By Telephone: You may vote using a touch-tone telephone by calling 1-800-776-9437, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on June 17, 2013.

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In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Ann D. Rhoads, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 22, 2013, or approximately 50,404,301 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such a proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will not pay our directors, officers or other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2012 that we filed with the SEC, we will send you one without charge. Please write to:

Zogenix, Inc.

12400 High Bluff Drive, Suite 650

San Diego, California 92130

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the investor relations section of our website at www.zogenix.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. The current term of the company’s Class III directors, Roger L. Hawley, Erle T. Mast and Kurt C. Wheeler, will expire at the 2013 annual meeting.

Because our board of directors determined not to nominate Mr. Kurt C. Wheeler for re-election at this year’s annual meeting, our board of directors determined to decrease the size of our board from eight to seven members effective as of June 18, 2013, which is the date of the 2013 annual meeting.

The nominees for Class III director for election at the 2013 annual meeting are Roger L. Hawley and Erle T. Mast. If either of Messrs. Hawley or Mast are elected at the 2013 annual meeting, such individual will be elected to serve for a term of three years that will expire at our 2016 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form will be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Messrs. Hawley and Mast are currently members of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating/ corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2016 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Zogenix, Inc.
Roger L. Hawley	60	Chief Executive Officer and Director
Erle T. Mast	50	Director

Roger L. Hawley is one of our co-founders and has served as our Chief Executive Officer and as a member of our board of directors since August 2006. From January 2006 to August 2006, Mr. Hawley served as a consultant to CG Pharma, Inc. From August 2003 to January 2006 he served as Executive Vice President, Commercial and Technical Operations for InterMune, Inc., a biopharmaceutical company focused on therapies in hepatology and pulmonology. From October 2002 to July 2003, Mr. Hawley was the Chief Commercial Officer at Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostics company. From 2001 to 2002, Mr. Hawley served as General Manager & Vice President of Sales and Marketing at Elan Pharmaceuticals, Inc. (acquired by Alkermes Plc). From 1987 to 2001, Mr. Hawley held a broad range of management positions in commercial operations, alliance/partnership management, and regional sales and corporate finance at GlaxoSmithKline, or GSK. His last position at GSK was Vice President of Sales-CNS/GI Division. From 1976 to 1987, he held various financial management positions with Marathon Oil Company, including serving four years in London, England. While at Marathon, he was a certified treasury manager and a certified public accountant. Mr. Hawley served as a member of the board of directors of Cypress Bioscience, Inc., a publicly traded pharmaceutical company, until December 2010. Mr. Hawley holds a B.Sc. in Accounting from Eastern Illinois University. As one of our co-founders and having served as our Chief Executive Officer since August 2006, Mr. Hawley’s extensive knowledge of our business, history and culture, as well as over 20 years of experience in the pharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Erle T. Mast has served as a member of our board of directors since May 2008. Mr. Mast is a co-founder of and has served as Executive Vice President, Chief Financial Officer with Clovis Oncology, Inc. since May 2009. From July 2002 to May 2008, Mr. Mast served as Executive Vice President and Chief Financial Officer of Pharmion Corporation, until its acquisition by Celgene Corporation. From 2000 to 2002, after Elan Pharma International Ltd. acquired Dura Pharmaceuticals, Inc., Mr. Mast served as Chief Financial Officer for the Global Biopharmaceuticals business unit of Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura Pharmaceuticals. From 1984 to 1997, Mr. Mast held positions of increasing responsibility at Deloitte & Touche, LLP, serving most recently as Partner, where he provided accounting, auditing and business consulting services to companies in various industries, including the healthcare, pharmaceutical, biotech and manufacturing industries. Mr. Mast also serves on the board of directors of Somaxon Pharmaceuticals, Inc. Mr. Mast received a degree in Business Administration from California State University, Bakersfield. Mr. Mast’s experience as a chief financial officer of various companies in the healthcare industry and in providing accounting, auditing and consulting services while at Deloitte & Touche, LLP, as well as his expertise in management, accounting, treasury, and finance functions, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2014 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Zogenix, Inc.
Louis C. Bock	48	Director
Cam L. Garner	64	Chairman of the Board of Directors
Mark Wiggins	57	Director

Louis C. Bock has served as a member of our board of directors since August 2006. Mr. Bock is a Managing Director of Scale Venture Partners, a venture capital firm. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company, where he held positions in research, project management, business development and sales from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director of Arizona Therapeutics, Inc. (AzTE), Ascenta Therapeutics, Inc., Horizon Therapeutics, Inc., Orexigen Therapeutics, Inc., New Century Hospice, Inc. and Sonexa Therapeutics, Inc. and is responsible for Scale Venture Partners’ prior investments in Seattle Genetics, Prestwick Pharmaceuticals, Inc. and Somaxon Pharmaceuticals, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco. Mr. Bock’s extensive clinical and leadership experience in the biotechnology and biopharmaceutical industries, including experience in research, project management, business development and sales from his time at Gilead, and his membership on other companies’ boards of directors, including positions on other audit and nominating/corporate governance committees, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Cam L. Garner is one of our co-founders and has served as chairman of our board of directors since August 2006. Mr. Garner co-founded specialty pharmaceutical companies Cadence Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc., Evoke Pharma, Inc., Elevation Pharmaceuticals, Inc. (sold to Sunovion Pharmaceuticals Inc. in 2012), DJ Pharma (sold to Biovail Corporation in 2000), Verus Pharmaceuticals, Inc., Xcel Pharmaceuticals, Inc. (acquired by Valeant Pharmaceuticals International in 2005), Neurelis, Inc. and Meritage Pharma, Inc. He has served as chairman of Cadence, Verus, Evoke, Elevation and Meritage since May 2004, November 2002, January 2007, December 2007 and February 2008, respectively. Mr. Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc. from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 to 2000 until it was sold to Elan in November 2000. Mr. Garner also serves on the board of directors of Aegis Therapeutics, Inc. Mr. Garner earned his B.A. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College. As one of our co-founders and having served as our chairman since August 2006, Mr. Garner’s extensive knowledge of our business, history and culture, his extensive experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Mark Wiggins has served as a member of our board of directors since May 2011. Mr. Wiggins began serving as Senior Vice President of Business Development at Elcelyx Therapeutics, Inc. in August 2012. Mr. Wiggins previously served as the Chief Business Officer of Mpex Pharmaceuticals, a biopharmaceutical company, overseeing strategic business operations and the sale of the company in 2011. From May 1998 to February 2009, Mr. Wiggins was employed at Biogen Idec, Inc., and its predecessor Idec Pharmaceuticals, Corp., biotechnology companies, where he served as head of Business Development, later as Vice President of Marketing and Business Development and most recently as Executive Vice President of Corporate and Business Development. At Idec Pharmaceuticals, Mr. Wiggins was a member of the management committee for the collaboration with Genentech on Rituxan®, and he was responsible for worldwide partnering, licensing and corporate acquisitions. Mr. Wiggins has substantial experience in pharmaceutical marketing and business development activities. Prior to Biogen Idec, Mr. Wiggins spent fifteen years in a number of positions of increasing responsibility in marketing, marketing research and business development at Hybridon, Inc., Schering-Plough Corporation (now Merck), Johnson & Johnson and Pfizer, Inc. Mr. Wiggins’ business development transaction experience includes closing over twenty licensing deals and several global corporate partnerships and company acquisitions. Mr. Wiggins earned his B.S. degree in Finance from Syracuse University and an M.B.A. from the University of Arizona. Mr. Wiggins’ expertise in business development activities and the marketing of pharmaceutical products, as well as his extensive management experience within the biopharmaceutical industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Term Expiring at the

2015 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Zogenix, Inc.
James C. Blair, Ph.D.	73	Director
Stephen J. Farr, Ph.D.	54	President and Director

James C. Blair, Ph.D. has served as a member of our board of directors since August 2006. Dr. Blair is a Managing Member of Domain Associates, LLC, and he has been a Partner of Domain since its founding in 1985. Dr. Blair’s present board memberships include Applied Proteomics, Inc., Astute Medical Inc., aTyr Pharma, Inc., Cadence Pharmaceuticals, Clovis Oncology, Inc., CoDa Therapeutics, IntegenX, Inc., Meritage Pharma and NeuroPace. Dr. Blair has over 40 years of experience with venture and emerging growth companies. In the course of this experience, he has been involved in the creation and successful development at the board level of over 40 life sciences ventures, including Amgen, Aurora Biosciences, Amylin Pharmaceuticals, Applied Biosystems, Dura Pharmaceuticals, GeneOhm Sciences, Molecular Dynamics, Nuvasive, Pharmion and Volcano. A former managing director of Rothschild Inc., Dr. Blair was directly involved at a senior level with Rothschild/New Court venture capital activities from 1978 to 1985. From 1969 to 1978, he was associated with F.S.

Smithers and Co. and White, Weld and Co., two investment banking firms actively involved with new ventures and emerging growth companies. From 1961 to 1969, Dr. Blair was an engineering manager with RCA Corporation, during which time he received a David Sarnoff Fellowship. Dr. Blair currently serves on the board of directors of the Prostate Cancer Foundation and the Sanford-Burnham Medical Research Institute. He is also on the Advisory Boards of the Department of Molecular Biology at Princeton University, the USC Stevens Institute for Innovation and the Division of Chemistry and Chemical Engineering at the California Institute of Technology. Dr. Blair received a B.S.E. from Princeton University and an M.S.E and Ph.D. from the University of Pennsylvania. With more than forty years’ experience at the board level with venture and emerging growth companies, Dr. Blair’s extensive expertise in the evaluation of financing alternatives, strategic planning for life sciences companies, and substantial executive leadership skills, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Stephen J. Farr, Ph.D. is one of our co-founders and has served as our President and as a member of our board of directors since our inception in May 2006. From May 2006 to August 2006, Dr. Farr also served as our Chief Executive Officer and from August 2006 to March 2013, Dr. Farr also served as our Chief Operating Officer. From 1995 to August 2006, Dr. Farr held positions of increasing responsibility within pharmaceutical sciences and research and development at Aradigm Corporation, and he served most recently as Senior Vice President and Chief Scientific Officer. In 2003, he played a key role in identifying and acquiring the DosePro technology and became technical director and executive sponsor for the development of sumatriptan DosePro at Aradigm Corporation. From 1986 to 1994, Dr. Farr was a tenured professor at the Welsh School of Pharmacy, Cardiff University, United Kingdom, concentrating in the areas of physical pharmacy and biopharmaceutics. He is a fellow of the American Association of Pharmaceutical Scientists and visiting Associate Professor in the Department of Pharmaceutics, School of Pharmacy, Virginia Commonwealth University. Dr. Farr is a registered pharmacist in the United Kingdom and obtained his Ph.D. degree in Pharmaceutics from the University of Wales. As one of our co-founders and having served as our President since May 2006, Dr. Farr’s extensive knowledge of our business, history and culture, including his in-depth involvement with the DosePro technology and the development of Sumavel DosePro, as well as his significant experience in research and development and thorough knowledge of the pharmaceutical product development process, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for Roger L. Hawley, our Chief Executive Officer, and Stephen J. Farr, Ph.D., our President.

Board Leadership Structure

Our board of directors is currently led by its chairman, Cam L. Garner. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board of Directors Meetings

During the fiscal year 2012, our board of directors met twelve times, including telephonic meetings. In that year, each director attended at least 75% of the aggregate of the meetings held by the board of directors, and each director who is a member of a committee attended at least 75% of the meetings the committees of our board of directors held on which the director served.

Committees of the Board Of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.zogenix.com.

Audit Committee

The audit committee of our board of directors currently consists of Messrs. Mast (chairman and audit committee financial expert), Bock and Garner. The audit committee met four times during fiscal year 2012, including telephonic meetings. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of Exchange Act. In addition, our board of directors has determined that Mr. Mast qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and engaging our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

The compensation committee of our board of directors currently consists of Dr. Blair and Messrs. Garner (chairman) and Wheeler. The compensation committee met six times during fiscal year 2012, including telephonic meetings. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing our compensation philosophy, including our policies and strategy relative to executive compensation;

•	reviewing and recommending to the full board for approval the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers, including executive employment and severance agreements;

•	reviewing and recommending to the full board for approval the compensation policies for members of our board of directors and board committees;

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reviewing, approving and administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans (other than any such awards that must be approved by the full board);

•

reviewing and discussing with management our compensation discussion and analysis to be included in our annual proxy report or annual report on Form 10-K and producing the report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and its members including compliance of the compensation committee with its charter.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors currently consists of Messrs. Garner (chairman), Bock, Mast and Wiggins. The nominating/corporate governance committee met three times during fiscal year 2012, including telephonic meetings. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	developing guidelines for board compensation;

•	overseeing our board of directors’ performance and self-evaluation process;

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes; and

•

reviewing and evaluating, at least annually, the performance of the nominating/corporate governance committee and its members including compliance of the nominating/corporate governance committee with its charter.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2012. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2013.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors
Erle T. Mast (Chairman)
Louis C. Bock
Cam L. Garner

Compensation Committee Interlocks and Insider Participation

James C. Blair, Ph.D., Cam L. Garner, Arda M. Minocherhomjee, Ph.D. and Kurt C. Wheeler served on our compensation committee during the 2012 fiscal year. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

In evaluating director nominees the nominating/corporate governance committee will consider among other things the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	experience relevant to our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating/corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating/corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, the nominating/corporate governance committee would generally poll our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. To date, the nominating/corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2014 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All of our directors attended our 2012 annual meeting of stockholders.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary at Zogenix, Inc., 12400 High Bluff Drive, Suite 650, San Diego, California 92130. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.zogenix.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Zogenix, Inc., Attention: Corporate Secretary, 12400 High Bluff Drive, Suite 650, San Diego, California 92130.

Director Compensation

We compensate non-employee members of the board of directors. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees.

Under our non-employee director compensation policy, we provide cash compensation in the form of an annual retainer of $37,000 for each non-employee director. We also pay an additional annual retainer of $60,000 to the chairman of our board of directors (however the total cash compensation paid to the chairman of the board in all capacities cannot exceed $100,000 in any calendar year), $20,000 to the chair of our audit committee, $10,000 to the chair of our compensation committee, and $7,500 to the chair of our nominating/corporate governance committee. We also pay an additional $7,000 per year to members of the audit committee, an additional $5,000 per year to members of our compensation committee and an additional $4,000 per year to members of our nominating/corporate governance committee. We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Also under our non-employee director compensation policy as in effect prior to March 2013, any non-employee director who was first elected to the board of directors was granted an option to purchase 50,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders, each non-employee director was eligible to receive an option to purchase 35,000 shares of common stock. For 2012 only, in addition to an annual award at the 2012 annual meeting, the board of directors approved a one-time grant to each non-employee director of option to purchase 50,000 shares of our common stock. In March 2013, our board of directors approved an amendment to the non-employee director compensation policy, pursuant to which the initial option grant was increased to 70,000 options and the annual option grant was increased to 45,000 options. Such options will have an exercise price per share equal to the fair market value of our common stock on the date of grant.

The initial options granted to non-employee directors, and the one-time grants made during 2012, will vest over 3 years in 36 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest over one year in 12 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The term of each option granted to a non-employee director will be ten years. These options will be granted under the amended and restated 2010 Equity Incentive Award Plan.

Summary Director Compensation

The following table summarizes cash and stock compensation received by our non-employee directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Arda M. Minocherhomjee, Ph.D. (2)	$49,000	$106,695	$155,695
Cam L. Garner	100,070	106,695	206,765
Erle T. Mast	61,000	106,695	167,695
James C. Blair, Ph.D.	42,000	106,695	148,695
Kurt C. Wheeler	42,000	106,695	148,695
Louis C. Bock Mark Wiggins	46,833 41,000	106,695 106,695	153,528 147,695

(1)	Represents the grant date fair value of the awards granted in 2012 as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 8 to our consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on March 15, 2013.

The aggregate number of shares subject to stock options outstanding at the end of fiscal 2012 for each non-employee director was as follows:

Name	Number of Shares Underlying Options Outstanding At December 31, 2012
Arda M. Minocherhomjee, Ph.D. (2)	106,750
Cam L. Garner	101,000
Erle T. Mast	138,500
James C. Blair, Ph.D.	99,250
Kurt C. Wheeler	110,250
Louis C. Bock	110,250
Mark Wiggins	110,000

(2)	Dr. Minocherhomjee resigned from the board of directors effective February 1, 2013.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the two nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ROGER L. HAWLEY AND ERLE T. MAST. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2013 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since its inception in 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain the firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2012 and 2011, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2012	2011
Audit Fees(1)	$529,028	$472,365
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	1,995	1,995

	$531,023	$474,360

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of our registration statements on Forms S-3 and S-8 and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2012 or 2011.
(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP. There were no such fees incurred during 2012 or 2011.
(4)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2012 and 2011. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at March 31, 2013 for:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Zogenix, Inc., 12400 High Bluff Drive, Suite 650, San Diego, California 92130. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 100,808,601 shares of common stock outstanding on March 31, 2013.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable as of May 30, 2013, which is 60 days after March 31, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
5% or Greater Stockholders:
Federated Investors, Inc.(1) Federated Investors Tower Pittsburgh, PA 15222-3779	31,032,213	30.8%
Funds affiliated with Domain Associates, L.L.C.(2) One Palmer Square Princeton, NJ 08542	10,177,975	10.1%
Clarus Lifesciences I, L.P.(3) 101 Main Street, Suite 1210 Cambridge, MA 02142	9,557,828	9.5%
Scale Venture Partners II, LP(4) 950 Tower Lane, Suite 700 Foster City, CA 94404	5,396,935	5.3%

Executive Officers and Directors:
Roger L. Hawley(5)	1,155,171	1.1%
Stephen J. Farr, Ph.D.(6)	813,467	*
Ann D. Rhoads(7)	536,348	*
Cynthia Y. Robinson, Ph.D.(8)	307,292	*
R. Scott Shively(9)	11,042	*
James C. Blair, Ph.D.(2)	10,177,975	10.1%
Kurt C. Wheeler(3)	9,557,828	9.5%
Louis C. Bock(4)	5,396,935	5.3%
Arda M. Minocherhomjee(10)	3,016,994	3.0%
Cam L. Garner(11)	362,889	*
Erle T. Mast(12)	120,360	*
Mark Wiggins(13)	66,806	*
Executive officers and directors as a group (12 persons)(14)	31,523,107	31.2%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Includes 31,032,213 shares of common stock held by Federated Investors, Inc. Information regarding these shares is based in part on the Schedule 13G/A filed by Federated Investors, Inc. with the SEC on February 12, 2013.
(2)	Includes (a) 11,000 shares of common stock held by Domain Associates, L.L.C., (b) 9,894 shares of common stock held by Domain Partners VI, L.P., (c) 106 shares of common stock held by DP VI Associates, L.P., (d) 9,923,335 shares of common stock held by Domain Partners VII, L.P. and (e) 169,251 shares of common stock held by DP VII Associates, L.P. Also includes 64,389 shares of common stock Dr. Blair has the right to acquire pursuant to outstanding options which are immediately exercisable. The voting and disposition of the shares held by Domain Associates, L.L.C. is determined by its managing members. The voting and disposition of the shares held by Domain Partners VI, L.P. and DP VI Associates, L.P. is determined by the managing members of One Palmer Square Associates VI, L.L.C., the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. The voting and disposition of the shares held by Domain Partners VII, L.P. and DP VII Associates, L.P. is determined by the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P. Dr. Blair is a managing member of Domain Associates, L.L.C., One Palmer Square Associates VI, L.L.C. and One Palmer Square Associates VII, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(3)

Includes 9,482,439 shares of common stock held by Clarus Lifesciences I, L.P. Mr. Wheeler is a managing director of Clarus Ventures I, LLC, the General Partner to Clarus Ventures I Management, L.P., the General Partner to Clarus Lifesciences I, L.P. and has shared voting and disposition power related to all shares. All shares are held for the benefit of Clarus Lifesciences I, L.P. Mr. Wheeler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 75,389 shares of common stock Mr. Wheeler has the right to acquire pursuant to outstanding options which are immediately exercisable.
(4)	Includes, in the case of Scale Venture Partners II, LP, 5,321,546 shares of common stock held by such fund. The voting and disposition of the shares held by Scale Venture Partners II, LP is determined by a majority in interest of the managing members of Scale Venture Management II, LLC, the ultimate general partner of Scale Venture Partners II, LP. Mr. Bock is one of the members of Scale Venture Management II, LLC but has no sole or shared voting or investment power with respect to such shares. Also includes, in the case of both Scale Venture Partners II, LP and Mr. Bock, 75,389 shares of common stock Mr. Bock has the right to acquire pursuant to outstanding options which are immediately exercisable. Mr. Bock is deemed to hold the reported shares for the benefit of Scale Venture Partners II, LP. Scale Venture Partners II, LP is deemed the indirect beneficial owner of the options.
(5)	Includes 765,209 shares Mr. Hawley has the right to acquire pursuant to outstanding options which are immediately exercisable, 37,500 of which would be subject to our right of repurchase within 60 days of March 31, 2013.
(6)	Includes 498,126 shares Dr. Farr has the right to acquire pursuant to outstanding options which are immediately exercisable, 25,000 of which would be subject to our right of repurchase within 60 days of March 31, 2013.
(7)	Includes 384,458 shares Mrs. Rhoads has the right to acquire pursuant to outstanding options which are immediately exercisable, 36,250 of which would be subject to our right of repurchase within 60 days of March 31, 2013.
(8)	Includes 251,667 shares Dr. Robinson has the right to acquire pursuant to outstanding options which are immediately exercisable, 8,000 of which would be subject to our right of repurchase within 60 days of March 31, 2013.
(9)	Includes 11,042 shares Mr. Shively has the right to acquire pursuant to outstanding options which are immediately exercisable.
(10)	Includes 2,962,327 shares of common stock held by Chicago Growth Partners II, LP. Chicago Growth Management II, LLC is the general partner of Chicago Growth Management II, LP, the general partner of Chicago Growth Partners II, LP. Chicago Growth Management II, LP has the voting and dispositive power over the shares. Dr. Minocherhomjee is one of the members of a limited partner committee of Chicago Growth Management II, LP that has the power, acting by majority vote, to vote or dispose of the shares directly held by Chicago Growth Partners II, LP. No individual has the sole power to vote, direct the vote, dispose or direct the disposition of the common stock. Dr. Minocherhomjee disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 54,667 shares of common stock Dr. Minocherhomjee has the right to acquire pursuant to outstanding options which are immediately exercisable. Dr. Minocherhomjee resigned from the board of directors effective February 1, 2013.
(11)	Includes 296,750 shares held by Garner Investments, LLC, of which Mr. Garner is the managing member, and 66,139 shares Mr. Garner has the right to acquire pursuant to outstanding options which are immediately exercisable.
(12)	Includes 103,639 shares Mr. Mast has the right to acquire pursuant to outstanding options which are immediately exercisable.
(13)	Includes 66,806 shares Mr. Wiggins has the right to acquire pursuant to outstanding options which are immediately exercisable.
(14)	Includes 2,416,920 shares of common stock subject to outstanding options which are immediately exercisable, 106,750 of which would be subject to our right of repurchase within 60 days of March 31, 2013.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers and Key Employees

The following table sets forth certain information about our executive officers and certain key employees as of April 15, 2013:

Name	Age	Position
Executive Officers:
Roger L. Hawley	60	Chief Executive Officer and Director
Stephen J. Farr, Ph.D.	54	President, Former Chief Operating Officer and Director
Ann D. Rhoads	47	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Cynthia Y. Robinson, Ph.D.	54	Chief Development Officer
R. Scott Shively	56	Executive Vice President, Chief Commercial Officer
Key Employees:
Jeff D. Durflinger Stephen H. Jenner	52 45	Vice President, Technical Operations and Product Supply Vice President, Marketing
Bret E. Megargel	44	Vice President, Corporate Development
Edward F. Smith III, Ph.D., RAC	59	Vice President, Regulatory Affairs and Product Quality / Safety
Mark R. Thompson	60	Vice President, Sales and Managed Markets
John J. Turanin	55	Vice President and General Manager, Zogenix Technologies

Executive Officers

The biographies of Roger L. Hawley and Stephen J. Farr, Ph.D. can be found under “Proposal 1 — Election of Directors.”

Ann D. Rhoads has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since March 2010. From 2000 to December 2009, Ms. Rhoads was the Chief Financial Officer and Senior Vice President for Premier, Inc., a healthcare service company, where she had responsibility for all areas of financial management, strategic planning, business development, information technology, and ethics and compliance. From August 1998 to 2000, Ms. Rhoads served as Vice President for strategic initiatives at Premier, where she was responsible for overseeing strategic investments, including a venture capital fund, as well as assisting Premier operating divisions with long range strategic planning. Prior to joining Premier, Ms. Rhoads held various positions at Sprout Group, a venture capital affiliate of Donaldson, Lufkin & Jenrette (now part of Credit Suisse First Boston), Bain & Company and Merrill Lynch Capital Partners (now known as Stonington Partners). Ms. Rhoads is a member of the board of directors of Globus Medical. Ms. Rhoads received a B.S. from the University of Arkansas and an M.B.A. from the Harvard Business School.

Cynthia Y. Robinson, Ph.D. has served as our Chief Development Officer since April 2008, after consulting for us from April 2007 to April 2008. From November 2004 to July 2007, Dr. Robinson served as Senior Vice President, Development Operations at InterMune, Inc. From April 1989 to August 2004, Dr. Robinson held positions of increasing responsibility at Elan Pharmaceuticals, Inc. (acquired by Alkermes Plc), serving most recently as Vice President, Project Management, where she oversaw a portfolio of 14 global development programs from pre-clinical through commercialization, including multiple products in the therapeutic areas of CNS and pain. These efforts resulted in nine U.S. New Drug Applications, four European Marketing Authorization Applications and four U.S. product launches. Dr. Robinson holds a B.S. in Chemistry and a Ph.D. in Organic Chemistry from the University of Alabama.

R. Scott Shively has served as our Executive Vice President and Chief Commercial Officer since November 2012. From October 2009 to November 2012, Mr. Shively was the Vice President — Global Commercial Disease area lead for Pain for Pfizer, Inc., where he had global commercial leadership responsibility for Pfizer’s primary care pain franchise, as well as for all pain pipeline products, and was the lead interface for Pfizer’s Pain Discovery Research Unit. Also while at Pfizer, Mr. Shively was heavily involved in the establishment and potential business expansion of Pfizer’s new Integrated Health Business Unit. From April 2007 to March 2009, Mr. Shively was Senior Vice President for Commercial Operations at Alpharma Pharmaceuticals, a specialty pharmaceutical company focused on pain management. From September 2005 to March 2007, Mr. Shively served as Senior Vice President for Global Respiratory as well as interim President and Chief Executive Officer, USA at Altana AG. In such roles at Altana, Mr. Shively was responsible for the company’s U.S. operations, including a sales force of over 500 representatives. Prior to Altana, Mr. Shively held a variety of sales, marketing and international and domestic commercial leadership roles at subsidiaries of Sanofi-Aventis for nearly 20 years. Mr. Shively received a B.S. in Zoology from Duke University with a pre-medical focus.

Key Employees

Jeff Durflinger has served as our Vice President of Technical Operations and Product Supply since March 2011. Mr. Durflinger previously served as our Senior Director of Manufacturing from October 2008 and prior to that as our Director of Supply Chain Operations, beginning in January 2007. From 2004 to January 2007, Mr. Durflinger served as Director of Supply Chain Operations at Chiron Corporation (acquired by Novartis Pharmaceuticals), a publicly-held multinational biopharmaceutical company, where he led supply chain activities for Betaseron®, Proleukin® and vaccine operations. Prior to joining Chiron, Mr. Durflinger held various operating and technical positions with Optime Therapeutics, a private pharmaceutical company, where he led technical and business development of the company’s proprietary manufacturing and drug delivery technologies; Dow Pharmaceutical Sciences, a manufacturing services provider; Stedim, a designer and manufacturer of custom single-use, sterile bio-processing supplies; Elan Pharmaceuticals, Inc. (acquired by Alkermes Plc), a biopharmaceutical company; and ALZA Corporation (acquired by Johnson and Johnson), a publicly-held drug delivery company. Mr. Durflinger holds a B.S. in Industrial Technology from California State University, Chico and an M.S. in Business from Golden Gate University.

Stephen H. Jenner has served as our Vice President of Marketing since January 2011. From July 2008 to January 2011, Mr. Jenner served as our Senior Director of Marketing. From November 2007 to July 2008, Mr. Jenner served as the Senior Vice President of Client Services at MedAccess Communications, an advertising agency specializing in the pharmaceutical industry. From June 2005 to November 2007, Mr. Jenner served as the Senior Director of Marketing for Valeant Pharmaceuticals International, a publicly-held pharmaceutical company, where he led the Neurology Marketing Department. From July 2003 to June 2005, Mr. Jenner was the Senior Product Manager for Allergan Pharmaceuticals, a publicly-held pharmaceutical company, where he was the lead marketer for all Direct to Consumer activities related to BOTOX Cosmetic. From October 1998 to July 2003, Mr. Jenner held positions of increasing responsibility at Elan Pharmaceuticals, Inc. (acquired by Alkermes Plc), a publicly-held pharmaceutical company, most recently as Product Manager for the CNS/Movement Disorder Franchise. Mr. Jenner holds a B.S. in Business Administration from California Lutheran University and an M.B.A. from the University of Florida.

Bret E. Megargel is one of our co-founders and has served as our Vice President of Corporate Development since August 2006. From December 2005 to August 2006, Mr. Megargel served as a consultant to CG Pharma, Inc. From January 2005 to August 2007, Mr. Megargel served as Vice President of Planet Technologies, Inc., an allergy products company, where he was responsible for the general management of the company’s Allergy Free business. From 2002 to December 2004, Mr. Megargel served as Vice President of Business Development for Avera Pharmaceuticals, Inc., a private, central nervous system-focused development company. From 1999 to 2002, Mr. Megargel served as a Venture Partner for Windamere Venture Partners, LLC. During his tenure at Windamere, Mr. Megargel served as Vice President of Business Development for MD Edge, Inc., and Director of Business Development for Converge Medical, Inc. and was a member of the founding team of Dexcom, Inc. From 1991 to 1996, Mr. Megargel served as a consultant for The Healthcare Group of Marketing Corporation of America (now a Division of The InterPublic Group), where he was a case manager for projects that included major product development, licensing and acquisition, and marketing strategy assignments for pharmaceutical clients. Mr. Megargel received a B.A. in Economics from Dartmouth College and an M.B.A. at the Stanford University Graduate School of Business.

Edward F. Smith III, Ph.D., RAC has served as our Vice President, Regulatory Affairs and Drug Safety since October 2008. From April 2007 to October 2008, he was our Senior Director, Regulatory Affairs. From July 2006 to April 2007, he was the Senior Director, Regulatory Affairs at Connetics, a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. From October 2004 to July 2006, he was the Director, Regulatory Affairs at Nektar Therapeutics, a biopharmaceutical company. Dr. Smith has authored over 90 peer-reviewed scientific articles and has submitted numerous U.S. Food and Drug Administration and European Medicines Agency submissions. He was a Postdoctoral Fellow at the Medical University of South Carolina and the Institute of Pharmacology at the University of Koln in West Germany. Dr. Smith received a B.S. in Biology from Montana State University, an M.B.A. at Washington University and a Ph.D. in Physiology at Thomas Jefferson University.

Mark R. Thompson has served as our Vice President, Sales and Managed Markets since April 2008. From January 2006 to July 2007, Mr. Thompson served as Vice President, Sales of Valeant Pharmaceuticals International, a multinational specialty pharmaceutical company, where he led both the hepatology and neuroscience sales teams, as well as management of sales operations, analytics, and training. From March 2004 to December 2005, Mr. Thompson was the Vice President, Sales at InterMune, Inc., a biopharmaceutical company. From October 2002 to March 2004, Mr. Thompson was the Vice President, Sales at SkinMedica, Inc., a company focused on developing, acquiring and commercializing products that treat dermatologic conditions and improve the appearance of skin, and from August 2001 to October 2002 he served as Senior Director, National Sales for Elan Biopharmaceuticals, Inc., Primary Care Division leading a sales team of approximately 500 people. From July 1980 to August 2001, Mr. Thompson held positions of increasing responsibility at GSK serving most recently as Regional Vice President, where his responsibilities included sales of Imitrex® and other CNS products. Mr. Thompson holds a M.Ed. in Administration and Supervision from the University of North Carolina, Chapel Hill.

John J. Turanin is one of our co-founders and has served as our Vice President and General Manager, Zogenix Technologies since August 2010 and prior to that as our Vice President, Operations since our inception in May 2006. From 1997 to April 2006, Mr. Turanin served as Vice President, Corporate Planning and Program Management and held positions as Senior Director of Program Management, Director of New Product Planning, and Director of Respiratory Products Business Unit at Aradigm Corporation, a specialty pharmaceutical company, where he was responsible for leading numerous product development programs and strategic alliances. Mr. Turanin was also responsible for directing Aradigm’s integration of the DosePro technology acquisition and serving as program director for the sumatriptan DosePro development program. From 1988 to 1996, Mr. Turanin served as Product Manager, Director of Marketing, and finally General Manager of operations, quality, product development, and marketing for the respiratory therapeutics division at Invacare Corporation, a global manufacturer of home medical products. Mr. Turanin holds a B.A. in Business from Indiana University of Pennsylvania and an M.B.A. from the University of Pittsburgh.

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis provides information about the material components of our executive compensation program for our “named executive officers,” consisting of the following persons:

•	Roger L. Hawley, our Chief Executive Officer;

•	Stephen J. Farr, Ph.D., our President;

•	Ann D. Rhoads, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary;

•	Cynthia Y. Robinson, Ph.D., our Chief Development Officer; and

•	R. Scott Shively, our Executive Vice President, and Chief Commercial Officer.

Specifically, this compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee and our board of directors arrived at specific compensation policies and decisions involving our executive officers during the year ended December 31, 2012.

Executive Summary

We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, the key objectives of our executive compensation program are:

•	To attract, engage and retain an executive team who will provide leadership for our future success by providing competitive total pay opportunities.

•	To establish a direct link between our business results, individual executive performance and total executive compensation.

•	To align the interests of our executive officers with those of our stockholders.

The primary elements of our executive compensation program are (1) base salary, (2) annual short-term cash incentives, (3) long-term equity incentives, (4) post-termination benefits, and (5) other benefits, such as health insurance and retirement benefits. We believe that each component aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job, or linking individual performance to our performance.

In general, the majority of our named executive officers’ total compensation is tied directly to corporate and individual performance, increases in our stock price, or both. Specific elements of our executive compensation program that demonstrate our pay-for-performance philosophy include:

•	The performance measures in our short-term cash incentive program are linked to key corporate objectives.

•

Corporate achievement represents the majority of each executive’s annual bonus opportunity and achievement relative to corporate objectives is used to determine the overall funding level of executive bonuses.

•	Our long-term equity incentives are granted in the form of stock options, which provide value to our executives only if our stock price increases.

This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our board of directors and our compensation committee consider and determine each element individually and then review the resulting total compensation and determine whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

We believe that the total compensation received by our named executive officers relating to 2012 was appropriate when viewed in light of our corporate performance during 2012 and the individual performance of our named executive officers. Specifically, while our compensation committee acknowledged our corporate achievements and the high level of individual performance of our named executive officers during 2012, we did not meet all of our stated corporate objectives and annual bonus payments were reduced accordingly.

Compensation Determination Process

The compensation committee of our board of directors develops, reviews and approves each of the elements of our executive compensation program. The compensation committee also regularly assesses the effectiveness and competitiveness of our compensation programs.

In the first quarter of each year, the compensation committee reviews the performance of each of our named executive officers during the previous year. At this time the compensation committee also reviews our performance relative to the corporate performance objectives set by the board of directors for the year under review and makes the final bonus payment determinations based on our performance and the compensation committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the compensation committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional stock option awards to our named executive officers and certain other eligible employees for the then-current fiscal year.

During the fourth quarter of each year our compensation committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full board of directors for approval. Our Chief Executive Officer, with the assistance and support of our Chief Financial Officer and our human resources department, aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers, other than himself. The compensation committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee considers, but is not bound to accept, the Chief Executive Officer’s recommendations with respect to named executive officer compensation. In the beginning of each year, our named executive officers work with our Chief Executive Officer to establish their individual performance goals for the year, based on their respective roles within the company.

Our Chief Executive Officer generally attends all of the compensation committee meetings, but the compensation committee also holds executive sessions that are not attended by any members of management or non-independent directors, as needed from time to time. Any decisions regarding our Chief Executive Officer’s compensation are made without him present.

Role of Compensation Consultant and Comparable Company Information

Our compensation committee has not historically established compensation levels based on benchmarking. Our compensation committee has instead relied upon the judgment of its members in making compensation decisions, after reviewing our performance and carefully evaluating a named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value.

The compensation committee is authorized to retain the services of third-party compensation consultants and other outside advisors from time to time, as the committee sees fit, in connection with compensation matters. Compensation consultants and other advisors retained by the compensation committee will report directly to the compensation committee which has the authority to select, retain and terminate any such consultants or advisors.

During early 2012, our compensation committee engaged Compensia, Inc., an independent compensation consultant, to provide compensation consulting services. Specifically, for 2012, the compensation committee requested Compensia to advise it on a variety of compensation-related issues, including:

•	compiling, analyzing and presenting third-party survey data regarding the compensation of executives at comparable companies;

•	evaluating our current executive compensation program relative to our peer group and the survey data listed below, including base salary, bonus and equity ownership levels; and

•	providing general information concerning executive compensation trends and developments.

Compensia did not provide any other services to us in 2012 beyond its engagement as an advisor to the compensation committee on executive compensation matters. After review, the compensation committee has determined that there is no conflict of interest resulting from retaining Compensia during the year ended December 31, 2012. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1.

In March 2012, the compensation committee determined to engage Radford as its independent compensation consultant to provide compensation consulting services. Specifically, for 2012, the compensation committee requested Radford to advise it on a variety of compensation-related issues, including:

•	evaluating our current equity compensation program relative to our peer group, including equity ownership levels; and

•	providing general information concerning executive compensation trends and developments.

Radford did not provide any other services to us in 2012 beyond its engagement as an advisor to the compensation committee on executive and director compensation matters. After review, the compensation committee has determined that there is no conflict of interest resulting from retaining Radford currently or during the year ended December 31, 2012. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1.

For 2012, Compensia assisted the compensation committee in confirming a peer group of companies to be used in the compensation setting process. For 2012, a peer group of 15 life sciences companies in similar phases of development as us with the following characteristics was selected based on the following parameters and not on the basis of executive compensation levels:

•	Market capitalization between $70 million and $375 million (average market capitalization of $198 million)

•	Less than 355 employees

•	All of the companies are located in California

Radford used the same peer group in formulating its recommendations for the compensation committee during 2012.

Our 2012 peer group consisted of the following companies:

• Alexza Pharmaceuticals	• Ligand Pharmaceuticals

• Arena Pharmaceuticals	• Maxygen

• AVANIR	• Orexigen Pharmaceuticals

• Cadence Pharmaceuticals	• Santarus

• Corcept Therapeutics	• Transcept Pharmaceuticals

• Cytori Therapeutics	• Vical

• Depomed	• XenoPort

• DURECT

Although we maintain the peer group for executive compensation purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers by position as is offered by more comprehensive survey data, which has the advantage of including data on executive positions beyond what is available in public filings. In light of this, during 2012, the compensation committee also reviewed data compiled by Radford consisting of industry survey data for two groups of companies: private companies and public companies. The compensation committee reviewed data from The Radford Global Life Sciences Compensation Survey, which consists of public companies throughout the United States primarily from the life sciences industry with between 150 and 500 employees. This survey data was presented separately to the compensation committee, so that it could see the relative compensation levels for both private and public companies. With respect to the survey data presented to the compensation committee, the identities of the individual companies included in the survey were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. We believe that by utilizing both sets of survey data, our compensation committee is able to review an appropriate set of competitive data for use in making compensation decisions. We believe that by utilizing both publicly available peer group data and the survey data from the published surveys, we are able to develop the best set of competitive data for use in making compensation decisions.

While our compensation committee reviewed the foregoing comparable company data in connection with its determinations of the 2012 base salaries, target bonuses and equity awards for our named executive officers, our committee did not attempt to set those compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the compensation committee members relied on their judgment and experience in setting those compensation levels and making those awards.

We expect that the compensation committee will continue to review comparable company data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation.

The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee’s and the board of director’s assessment of our Chief Executive Officer’s and President’s roles and responsibilities within our company, there are significant compensation differentials between these named executive officers and our other named executive officers.

We do not yet have a formal policy to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would otherwise reduce the size of the initial payment or award.

Executive Compensation Components

The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts are determined.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee believes that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

Our Chief Executive Officer’s base salary is based upon the same policies and criteria used for other named executive officers as described above. Each year the compensation committee reviews the Chief Executive Officer’s compensation arrangements and his individual performance for the previous fiscal year, as well as our performance as a whole, and makes recommendations to the full board of directors of adjustments to such compensation, if appropriate.

In March 2012, the compensation committee reviewed the base salaries of our named executive officers. The compensation committee, in consultation with our Chief Executive Officer (with respect to the salaries of our other named executive officers) and its independent compensation consultant, determined that the named executive officers would not receive base salary increases for 2012.

The initial annual base salary for Mr. Shively, who commenced employment with us in November 2012, was set at $335,000 by the compensation committee based on its review of the factors listed above and negotiations with Mr. Shively.

The compensation committee has determined that the named executive officers will not receive base salary increases for 2013.

The actual base salaries paid to all of our named executive officers for 2012 are set forth in the “Summary Compensation Table” below.

Performance Bonuses

Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our board of directors and, with respect to our named executive officers other than Mr. Hawley, individual performance.

Bonuses are set based on the executive’s base salary as of the end of the bonus year, and are expected to be paid out in the first quarter of the following year. The target levels for executive bonuses are currently as follows: 50% of base salary for the Chief Executive Officer (100% of which is based on corporate objectives), 45% of base salary for our President, Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Commercial Officer (80% of which is based on corporate objectives and 20% of which is based on individual performance), and 35% of base salary for all other named executive officers (60% of which is based on corporate objectives and 40% of which is based on individual performance).

At the beginning of each year, the board of directors (considering the recommendations of the compensation committee and management) sets corporate goals and milestones for the year. These goals and milestones and the proportional emphasis placed on each are set by the board of directors after considering management input and our overall strategic objectives. These goals generally relate to factors such as financial targets, achievement of product development objectives and establishment of new collaborative arrangements. The board of directors, upon recommendation of the compensation committee, determines the level of achievement of the corporate goals for each year. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total bonus opportunity, before any determination of the individual component of the award. The individual component of each named executive’s bonus award is not necessarily based on the achievement of any predetermined criteria or guidelines but rather on the compensation committee’s subjective assessment of the officer’s overall performance of his or her duties. In coming to this determination, our compensation committee does not follow any guidelines, nor are there such standing guidelines regarding the exercise of such discretion.

All final bonus payments to our named executive officers are determined by our compensation committee, other than the bonus payments to our Chief Executive Officer, whose compensation is approved by the full board of directors. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee (or the full board of directors, with respect to our Chief Executive Officer).

2012 Performance Bonuses. For 2012, corporate objectives generally fell into the following categories: sales performance for Sumavel DosePro (50%); progressing the Zohydro ER program through key development milestones, including the submission of an NDA to the FDA (20%); progressing the Relday program through key development milestones, including initiation of the first IND clinical trial (10%); and general business development objectives (20%). Objectives were weighted based on their level of importance to the business plan.

In evaluating management’s performance against our 2012 corporate goals, our board of directors determined to award a corporate achievement level of 82% relative to those goals. Both qualitative and quantitative measures were established for the corporate objectives during 2012. These performance objectives were used as a guide by the board of directors in subjectively determining overall corporate performance as they represented those areas in which the named executive officers and our employees generally were expected to focus their efforts. The board of directors believed that it was better to evaluate our overall performance in these areas throughout the year in light of the general economic and industry conditions in which we operate. In coming to its final determination regarding the overall corporate achievement percentage, our board of directors awarded 75% credit for corporate performance relative to the first objective, noting that, while our overall sales performance was below our original forecasts, we successfully executed key sales and marketing initiatives with respect to Sumavel DosePro during 2012. With respect to the second objective, our board of directors awarded full credit in recognition of our NDA submission to the FDA for Zohydro ER. With respect to the third objective, our board of directors awarded 80% credit for this objective. The board noted that non-dilutive sources of capital had not yet been brought into the company but the company had managed expenses and cash within budget. With respect to the fourth objective, the board awarded 82% credit, noting that the company had made substantial progress on the Relday Phase I trial but had not completed it by year-end. For ease of administration, the compensation committee determined to round the final corporate performance achievement factor up to 82% from 81.9%.

This achievement level was then used to determine each named executive officer’s bonus. For Mr. Hawley, as his entire bonus is based on corporate achievement, his 2012 annual bonus represents 82% of his target bonus. For the other named executive officers, each of his or her target bonus was split into its corporate and individual components, based on the weighting applicable to such named executive officer as described above.

The compensation committee’s determination of the individual components of the 2012 bonus awards for our named executive officers was not based on the achievement of any predetermined individual performance objectives, criteria or guidelines, but rather on the compensation committee’s subjective assessment of each officer’s overall performance of their duties during 2012. Each of the named executive officers received an individual achievement level of 100%, with the exception of Dr. Farr, who received a 150% achievement level.

The bonuses paid to our named executive officers for 2012 are set forth in the “Summary Compensation Table” below.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2012, while our compensation committee reviewed competitive market data prepared by Radford in connection with its grant of long-term equity incentive awards to the named executive officers, such awards were not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We have not granted any equity awards other than stock options to date.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of options are typically approved by the compensation committee during the first quarter of each year. While we intend that the majority of stock option awards to our employees be made pursuant to initial grants or our annual grant program, the compensation committee retains discretion to make stock option awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards granted prior to 2011 to our named executive officers generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. Commencing in 2011, annual stock option awards to our named executive officers vest monthly over a four-year period. From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate. For a description of certain accelerated vesting provisions applicable to such options, see “— Post Termination and Change in Control Benefits” and “— Employment Agreements” below. We do not have any stock ownership requirements for our named executive officers.

In April 2012, the compensation committee awarded the following options to our named executive officers: Mr. Hawley, options to purchase 1,000,000 shares; Dr. Farr, options to purchase 700,000 shares; Ms. Rhoads, options to purchase 450,000 shares; and Dr. Robinson, options to purchase 350,000 shares. Each of these option awards vests monthly over a four-year period. The compensation committee’s recommendation regarding each named executive officer’s award amount was not based on any quantifiable factors, but instead was based on the compensation committee’s subjective analysis of the award levels the committee deemed appropriate for each executive in light of various factors, including the dilution created as a result of our public offerings and the need to continue to incentivize our executives. Each of these factors was taken into consideration by the compensation committee for each executive, as was management’s recommendations regarding the appropriate award levels. The final award levels, however, were entirely based on the compensation committee’s subjective analysis of these general factors and internal pay equity considerations.

In connection with his commencement of employment in November 2012, the compensation committee awarded Mr. Shively stock options to purchase 400,000 shares of the Company’s common stock, which stock options will vest over the four year period following his commencement of employment, subject to his continued employment with the Company on each applicable vesting date.

We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information.

Retirement Savings

All of our full-time employees in the U.S., including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($17,000 in 2012 and $17,500 in 2013), with additional salary deferrals not to exceed $5,500 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. While we may elect to make matching contributions, no such contributions have been made.

Health and Welfare Benefits, Perquisites and Other Compensation

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel.

Health and Welfare Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites. We do not provide significant perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance for our named executive officers.

Post Termination and Change in Control Benefits

We have entered into employment agreements which provide for certain severance benefits in the event a named executive officer’s employment is involuntarily or constructively terminated. Such severance benefits are intended and designed to alleviate the financial impact of an involuntary termination and maintain a stable work environment through salary continuation and equity award vesting acceleration. We provide severance benefits because they are essential to help us fulfill our objective of attracting and retaining key managerial talent. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and for our company size and are designed to attract highly qualified individuals and maintain their employment with us. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future, which determination was based in part on input from management and our board of directors. For a description of these employment agreements, see “— Employment Agreements” below.

Response to 2011 Say on Pay Vote

In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 99% of stockholder votes cast in favor of our 2011 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs throughout 2011, we were mindful of the strong support our stockholders expressed for our compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the compensation committee decided to generally retain our existing approach to executive compensation for our continuing executives, with an emphasis on short- and long-term incentive compensation that rewards our senior executives when they deliver value for our stockholders.

In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the board of directors took into account the strong preference for an triennial vote expressed by our stockholders at our 2011 annual meeting. Accordingly, the board of directors determined that we will hold an advisory stockholder vote on the compensation of our named executive officers every three years until the next say-on-pay frequency vote.

Tax Deductibility of Executive Compensation

The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance based. Our compensation committee has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as SFAS No. 123(R)), or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2012, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectively submitted,

The Compensation Committee of the Board of Directors

Cam L. Garner (Chairman)

James C. Blair, Ph.D.

Kurt C. Wheeler

Summary Compensation Table

The following table shows information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2012, 2011, and 2010.

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Roger L. Hawley	2012	435,120	—	—	1,300,700	178,399	78	1,914,297
Chief Executive Officer	2011	431,340	—	—	831,000	143,154	79	1,405,573
	2010	415,000	—	—	1,795,707	120,750	79	2,331,536

Stephen J. Farr, Ph.D.	2012	350,174	—	—	910,490	150,645	78	1,411,387
President	2011	347,955	—	—	692,500	108,687	79	1,149,221
	2010	337,225	—	—	1,197,138	88,311	79	1,622,753

Ann D. Rhoads(5)	2012	335,075	—	—	585,315	129,071	78	1,049,539
Executive Vice President and	2011	332,556	—	—	498,600	104,216	79	935,451
Chief Financial Officer	2010	270,833	—	—	2,035,135	84,094	66	2,390,128

Cynthia Robinson, Ph.D.	2012	280,160	—	—	455,245	87,466	78	822,949
Chief Development	2011	278,120	—	—	304,700	77,935	79	660,834
Officer	2010	269,000	—	—	383,084	54,740	79	706,903

R. Scott Shively(6)	2012	34,261	130,000	—	745,280	12,374	6	921,921
Executive Vice President and Chief Commercial Officer

(1)	For 2012, represents a one-time signing bonus for R. Scott Shively, subject to a right of repayment should he leave the Company prior to August 31, 2013.
(2)	Represents the grant date fair value of the awards granted in the relevant fiscal year as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 8 to our consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 15, 2013.
(3)	These amounts represent performance bonuses earned under our executive bonus program, which is described above under “— Compensation Discussion and Analysis — Performance Bonuses.”
(4)	Reflects premiums paid by the company for term life insurance for our named executive officers.
(5)	For 2010, reflects a pro-rated salary for Ms. Rhoads due to the fact that Ms. Rhoads was appointed Executive Vice President and Chief Financial Officer in March 2010.
(6)	For 2012, reflects a pro-rated salary for Mr. Shively due to the fact that Mr. Shively was appointed Executive Vice President and Chief Commercial Officer in November 2012.

2012 Grants of Plan-Based Awards

The following table sets forth summary information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2012.

Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
Roger L. Hawley	4/27/2012	217,560	1,000,000	1.88	1,300,700
Stephen J. Farr, Ph.D.	4/27/2012	157,578	700,000	1.88	910,490
Ann D. Rhoads	4/27/2012	150,784	450,000	1.88	585,315
Cynthia Robinson, Ph.D.	4/27/2012	98,056	350,000	1.88	455,245
R. Scott Shively(5)	11/29/2012	15,417	400,000	2.60	745,280

(1)	Other than the options granted to Mr. Shiveley, the options vest in equal monthly installments over the four-year period of continuous service following the grant date and all options have a 10-year term from the date of grant. The options granted to Mr. Shively, 25% of the shares underlying options vest on the first anniversary of the vesting commencement date and the remaining options vest on a monthly basis over the subsequent three-year period of continuous service.
(2)	These amounts represent the target 2012 performance bonuses under our executive bonus program, which is described above under “— Compensation Discussion and Analysis — Performance Bonuses.”
(3)	Reflects the fair market value per share of our common stock on the grant date as determined by our board of directors.
(4)	Represents the grant date fair value of the awards as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 8 to our consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 15, 2013.
(5)	Reflects a pro-rated possible payout for Mr. Shively due to the fact that Mr. Shively was appointed Executive Vice President and Chief Commercial Officer in November 2012.

Discussion of Summary Compensation and Grants Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2012 Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and compensation plans and arrangements is set forth below.

Employment Agreements

In May 2008, our board of directors approved our entering into employment agreements with each of our named executive officers. In March 2010, we entered into an employment agreement with Ms. Rhoads in connection with her commencement of employment as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary. In November 2012, we entered into an employment agreement with Mr. Shively in connection with his commencement of employment as our Executive Vice President and Chief Commercial Officer.

Pursuant to each of the employment agreements, if we terminate such officer’s employment without cause (as defined below) or such officer resigns for good reason (as defined below) or such officer’s employment is terminated as a result of his or her death or following his or her permanent disability, the executive officer or his or her estate, as applicable, is entitled to the following payments and benefits: (1) his or her fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award or agreement, health benefits plan or other group benefit plan to which he or she may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his or her base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such officer remained continuously employed by us during such period.

If a named executive officer is terminated without cause or resigns for good reason during the period commencing 60 days prior to a change in control (as defined below) or 12 months following a change in control, such officer shall be entitled to receive, in addition to the severance benefits described above, the following payments and benefits: (1) a lump sum cash payment in an amount equal to his or her bonus (as defined below) for the year in which the termination of employment occurs; and (2) in the case of Mr. Hawley, an additional lump sum cash payment in an amount equal to six months of his base salary as in effect immediately prior to the date of termination. In addition, in the event of a change in control, the vesting and exercisability of 50% of the executive officer’s outstanding unvested stock awards shall be automatically accelerated and, in the event an executive officer is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of the executive officer’s outstanding unvested stock awards shall be automatically accelerated. For a further description of the potential compensation payable to our named executive officers under their employment agreements, please see “— Potential Payments Upon Termination or Change in Control” below.

Mr. Shively’s employment agreement also provides that he was entitled to a one-time signing bonus of $130,000, subject to a right of repayment should he leave the company prior to August 31, 2013. Mr. Shively is also entitled to reimbursement for relocation expenses, up to a total of $100,000, subject to a right of repayment should he leave the company prior to November 26, 2013.

For purposes of the employment agreements, “cause” generally means an executive officer’s (1) commission of an act of fraud, embezzlement or dishonesty or some other illegal act that has a material adverse impact on us or any successor or affiliate of ours, (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony, (3) unauthorized use or disclosure of our confidential information or trade secrets or any successor or affiliate of ours that has, or may reasonably be expected to have, a material adverse impact on any such entity, (4) gross negligence, insubordination or material violation of any duty of loyalty to us or any successor or affiliate of ours, or any other material misconduct on the part of the executive officer, (5) ongoing and repeated failure or refusal to perform or neglect of his or her duties as required by his or her employment agreement, which failure, refusal or neglect continues for 15 days following his or receipt of written notice from our board of directors, Chief Executive Officer or supervising officer, as applicable, stating with specificity the nature of such failure, refusal or neglect, or (6) breach of any policy of ours or any material provision of his or her employment agreement.

For purposes of the employment agreements, “good reason” generally means (1) a material diminution in the executive officer’s authority, duties or responsibilities, (2) a material diminution in the executive officer’s base compensation, unless such a reduction is imposed across-the-board to senior management of the company, (3) a material change in the geographic location at which the executive officer must perform his or her duties, or (4) any other action or inaction that constitutes a material breach by us or any successor or affiliate of ours of its obligations to the executive officer under his or her employment agreement.

For purposes of the employment agreements, “bonus” generally means an amount equal to the average of the bonuses awarded to the named executive officer for each of the three fiscal years prior to the date of his or her termination of employment, or such lesser number of years as may be applicable if the executive officer has not been employed for three full years on the date of termination of employment. For any partial fiscal year occurring because the executive commenced employment during that year, the executive’s “bonus” for that year shall be annualized as part of the bonus calculation.

For purposes of the employment agreements, “change in control” has the same meaning as such term is given under the terms of our 2010 Equity Incentive Award Plan. Under the plan, a change in control is generally defined as:

•

the acquisition by any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•

during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors; or

•

(1) a merger, consolidation, reorganization, or business combination or (2) the sale, exchange or transfer of all or substantially all of our assets in any single transaction or series of transactions or (3) the acquisition of assets or stock of another entity, in each case other than a transaction:

•

which results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

•

after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of us or our successor; provided, however, that no person or group is treated as beneficially owning 50% or more of combined voting power of us or our successor solely as a result of the voting power held in us prior to the consummation of the transaction.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and unvested stock awards for each of the named executive officers outstanding as of December 31, 2012.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Roger L. Hawley	4/27/2012	166,667	(1)	833,333	(1)	—	1.88	4/27/2022
	3/1/2011	131,250	(1)	168,750	(1)	—	4.24	3/1/2021
	5/25/2010	150,000	(2)	—		—	4.00	5/25/2020
	9/1/2009	60,000	(3)	—		—	2.50	9/1/2019
	10/21/2008	90,000	(2)	—		—	3.50	10/21/2018
Stephen J. Farr, Ph.D.	4/27/2012	116,667	(1)	583,333	(1)	—	1.88	4/27/2022
	3/1/2011	109,375	(1)	140,625	(1)	—	4.24	3/1/2021
	5/25/2010	100,000	(2)	—		—	4.00	5/25/2020
	9/1/2009	42,500	(3)	—		—	2.50	9/1/2019
	10/21/2008	7,500	(2)	—		—	3.50	10/21/2018
Ann D. Rhoads	4/27/2012	75,000	(1)	375,000	(1)	—	1.88	4/27/2022
	3/1/2011	78,750	(1)	101,250	(1)	—	4.24	3/1/2021
	5/25/2010	133,000	(1)	—		—	4.00	5/25/2020
	5/25/2010	20,000	(2)	—		—	4.00	5/25/2020
Cynthia Robinson, Ph.D.	4/27/2012	58,333	(1)	291,667	(1)	—	1.88	4/27/2022
	3/1/2011	48,125	(1)	61,875	(1)	—	4.24	3/1/2021
	5/25/2010	32,000	(2)	—		—	4.00	5/25/2020
	9/1//2009	10,000	(3)	—		—	2.50	9/1/2019
	10/21/2008	48,000	(2)	—		—	3.50	10/21/2018
R. Scott Shively	11/29/2012	—		400,000	(2)	—	2.60	11/29/2022

(1)	The options vest on a monthly basis over a four-year period of continuous service following the grant date and have a 10-year term from the date of grant.
(2)	25% of the shares underlying options vest on the first anniversary of the vesting commencement date and the remaining options vest on a monthly basis over the subsequent three-year period of continuous service and all options have a 10-year term from the date of grant. All options are immediately exercisable. To the extent unvested options are exercised, any shares issued upon exercise will be subject to a right of repurchase within 90 days of termination of employment until vested.
(3)	The options vest on a monthly basis over a two-year period of continuous service and have a 10-year term from the date of grant.

Option Exercises and Stock Vested

None of our named executive officers exercised any option awards or vested in any stock awards during 2012.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to our named executive officers in four scenarios: (1) upon termination by us without cause or the executive’s resignation for good reason apart from a change in control; (2) upon termination by us following the executive’s permanent disability or as a result of the executive’s death; (3) upon termination by us without cause or the executive’s resignation for good reason within 60 days prior to or 12 months following a change in control; or (4) in the event of a change in control without a termination of employment. The table assumes that the termination of employment or change in control, as applicable, occurred on December 31, 2012. The definitions of “cause”, “good reason” and “bonus” are contained in the applicable employment agreement for each of our named executive officers, which are described above under the heading “— Employment Agreements.”

Name and Position	Benefit Type	Payment in the Event of a Termination by the Company Without Cause or by Executive for Good Reason Apart from a Change in Control(1)(2)	Payment in the Event of a Termination by the Company following Executive’s Permanent Disability or as a Result of Executive’s Death(1)(2)	Payment in the Event of a Termination by the Company Without Cause or by Executive for Good Reason Within 60 Days Prior to or 12 Months Following a Change in Control(3)(4)	Payment in the Event of a Change in Control Without Termination(5)
Roger L. Hawley	Severance	$435,000	$435,000	$799,934	—
Chief Executive Officer	Benefits(6)	11,112	11,112	11,112	—
	Equity Awards	—	—	—	—

Stephen J. Farr, Ph.D.	Severance	350,000	350,000	465,881	—
President and Former	Benefits(6)	16,371	16,371	16,371	—
Chief Operating Officer	Equity Awards	—	—	—	—

Ann D. Rhoads	Severance	335,000	335,000	426,925	—
Executive Vice Pres. and	Benefits(6)	5,469	5,469	5,469	—
Chief Financial Officer	Equity Awards	—	—	—	—

Cynthia Y. Robinson, Ph.D.	Severance	280,000	280,000	367,249	—
Chief Development Officer	Benefits(6)	5,943	5,943	5,943	—
	Equity Awards	—	—	—	—

R. Scott Shively	Severance	335,000	335,000	464,042	—
Executive Vice Pres. And	Benefits(6)	4,763	4,763	4,763	—
Chief Commercial Officer	Equity Awards	—	—	—	—

(1)	Cash severance represents 12 months of base salary for each named executive officer, payable in cash in a lump sum.
(2)	Value of equity award acceleration represents the value of those options and restricted stock issued upon the early exercise of stock options that would immediately vest and/or be released from the company’s repurchase option, respectively, as a result of the named executive officer’s termination or as a result of the named executive officer’s death or disability. The value attributable to stock options not previously exercised that would vest in such event is the difference between the fair market value per share of our common stock on December 31, 2012 ($1.33) less the exercise price per share of such stock option multiplied by the number of shares that would vest. All of the named executive officers’ outstanding stock options as of December 31, 2012, had exercise prices in excess of $1.33 per share; therefore, no value is reflected in the table above.

(3)	Cash severance represents the sum of the following, payable in a lump sum cash payment: (1) 12 months of base salary for each executive officer (18 months in the case of Mr. Hawley) payable in a lump sum cash payment, plus (2) the average of the bonuses awarded to the executive officer for the fiscal years 2012, 2011 and 2010 (the bonus amount for Mr. Shively is his 2012 bonus annualized, as his employment commenced in November 2012). Please see the definition of “bonus” under the heading “Employment Agreements” above.
(4)	A named executive officer’s equity awards will vest in full in the event he or she is terminated without cause or he or she resigns for good reason within three months prior to or 12 months following a change in control, which is a slightly different trigger than applies to eligibility for cash severance. Value of equity award acceleration represents the value of those options and restricted stock that would immediately vest and/or be released from the company’s repurchase option, respectively, as a result of the named executive officer’s termination. The value attributable to stock options not previously exercised that would vest in such event is the difference between the fair market value per share of our common stock on December 31, 2012 ($1.33) less the exercise price per share of such stock option multiplied by the number of shares that would vest. All of the named executive officers’ outstanding stock options as of December 31, 2012, had exercise prices in excess of $1.33 per share; therefore, no value is reflected in the table above.
(5)	Value of equity award acceleration represents the value of those options and restricted stock issued upon the early exercise of stock options that would immediately vest and/or be released from the company’s repurchase option, respectively, upon a change in control without a termination of employment. The value attributable to stock options not previously exercised that would vest in such event is the difference between the fair market value per share of our common stock on December 31, 2012 ($1.33) less the exercise price per share of such stock option multiplied by the number of shares that would vest. All of the named executive officers’ outstanding stock options as of December 31, 2012, had exercise prices in excess of $1.33 per share; therefore, no value is reflected in the table above.
(6)	Represents the value of the continuation of health benefits for a period of 12 months following the date of the named executive officer’s termination.

Risk Assessment of Compensation Program

In March 2013, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to our compensation committee.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for the company as of December 31, 2012:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan Category:
Equity compensation plans approved by security holders	26,193,300	$2.69	1,165,949
Equity compensation plans not approved by security holders	—	—	—

Total	26,193,300	$2.69	1,165,949

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions and series of similar transactions, since the beginning of fiscal year 2012, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We have a written policy which requires that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved by our audit committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.

Investors’ Rights Agreement

We have entered into an amended and restated investors’ rights agreement with certain of our stockholders who purchased shares of our preferred stock and convertible promissory notes prior to our initial public offering, or IPO, and holders of our warrants. This agreement provides for certain rights relating to the registration of the shares of common stock issued to them upon the conversion of their preferred stock and convertible promissory notes in connection with our IPO in November 2010, and upon the exercise of their warrants. These rights will terminate upon the earlier of November 2015 or for any particular holder with registration rights, at such time when all securities held by that stockholder that are subject to such registration rights may be sold in a transaction or series of transactions within one trading day pursuant to Rule 144 under the Securities Act of 1933, as amended. All holders of our preferred stock immediately prior to our initial public offering are parties to this agreement.

Employment and Release Agreements

We have entered into employment agreements with the following named executive officers: Roger L. Hawley, our Chief Executive Officer; Stephen J. Farr, Ph.D., our President; Ann D. Rhoads, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary; Cynthia Y. Robinson, Ph.D., our Chief Development Officer; and R. Scott Shively, our Executive Vice President and Chief Commercial Officer. For further information, see “Compensation Discussion and Analysis — Employment Agreements.”

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2012, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2014 must be received by us no later than January 16, 2014, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2014 annual meeting of stockholders, such a proposal must be received by us no earlier than February 18, 2014 and no later than March 20, 2014. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not less than 90 calendar days before nor more than 120 calendar days in advance of such annual meeting, or if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2014 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2012 will be mailed to stockholders of record on or about May 16, 2013. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Zogenix, Inc., 12400 High Bluff Drive, Suite 650, San Diego, California 92130, Attention: Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Roger L. Hawley
Chief Executive Officer and Director

San Diego, California

April 26, 2013

	☐	■

ZOGENIX, INC.

Proxy for Annual Meeting of Stockholders on June 18, 2013

Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of ZOGENIX, INC. hereby constitutes and appoints Roger L. Hawley and Ann D. Rhoads, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of Zogenix, Inc. to be held on June 18, 2013 at 8:30 a.m., local time, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of Zogenix, Inc. that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows:

	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

	(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

ZOGENIX, INC.

June 18, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/40052
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 203303000000000000 7	060612

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN,

DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1.	Election of two (2) directors for a three-year term to expire at the 2016 annual meeting of stockholders:			2.	Ratification of the selection of Ernst & Young LLP as Zogenix’s independent registered public accounting firm for the fiscal year ending December 31, 2013:	☐	☐	☐
NOMINEES
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Roger L. Hawley O Erle T. Mast

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					In their discretion, the proxies are authorized to vote upon such other business as may be properly brought before the meeting or any adjournment or postponement thereof.
The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and proxy statement is hereby acknowledged.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■